EXHIBIT 99.1

MARTIN MIDSTREAM PARTNERS REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS AND RELEASES 2022 FINANCIAL GUIDANCE

•Full year 2021 financial performance exceeds guidance range
•Reported net income of $10.8 million and net loss of $0.2 million for the fourth quarter and year ended December 31, 2021, respectively
•Generated adjusted EBITDA of $39.7 million and $114.5 million for the fourth quarter and year ended December 31, 2021, respectively
•Reduced adjusted leverage from 5.47x at September 30, 2021 to 4.19x at December 31, 2021
•Releases 2022 financial guidance range

KILGORE, Texas, February 16, 2022 (GLOBE NEWSWIRE) -- Martin Midstream Partners L.P. (Nasdaq:MMLP) ("MMLP" or the "Partnership") today announced its financial results for the three months and year ended December 31, 2021.

“The Partnership finished the year with another strong quarter leading to adjusted EBITDA of $114.5 million for 2021, exceeding the high end of our guidance by approximately $12.5 million. These results allowed us to make significant progress towards our leverage goals as adjusted and total leverage were reduced over a full turn from both December 31, 2020 and September 31, 2021,”stated Bob Bondurant, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of the Partnership. “The rebound in the global economy and strengthening commodity prices resulted in solid annual results across all segments, and particularly in our fertilizer, land transportation and butane optimization businesses.

“As we focus on 2022, I remain confident in our diversified refinery services asset base which has performed well through the last two years of economic instability. Our priority remains on maximizing investor value through our continued emphasis on capital discipline and niche organic growth projects with our long-term business partners.”

FOURTH QUARTER 2021 OPERATING RESULTS BY BUSINESS SEGMENT

TERMINALLING AND STORAGE ("T&S")

T&S operating income was $3.9 million and $12.6 million for the three months ended December 31, 2021 and 2020, respectively. The three months ended December 31, 2020 benefited from a $9.5 million gain on sale of assets from the disposition of the Partnership’s Mega Lubricants division.

Adjusted segment EBITDA for T&S was $11.0 million and $10.6 million for the three months ended December 31, 2021 and 2020, respectively, reflecting increased volumes and margins in our lubricants and specialty products division combined with higher throughput and storage revenue at our specialty terminals. This was offset by increased utilities expense at the Smackover Refinery.

TRANSPORTATION

Transportation operating income was $5.1 million for the three months ended December 31, 2021 compared to an operating loss for the three months ended December 31, 2020.

Adjusted segment EBITDA for Transportation was $8.8 million and $1.7 million for the three months ended December 31, 2021 and 2020, respectively, reflecting higher land transportation rates due to tightness in the labor market and supply chain issues coupled with increased load count as refinery utilization improved. Marine transportation saw increased cash flows resulting from higher utilization and transportation rates as refinery utilization improved, offset by a reduction in marine equipment.

SULFUR SERVICES

Sulfur Services operating income was $8.9 million and $4.7 million for the three months ended December 31, 2021 and 2020, respectively.

Adjusted segment EBITDA for Sulfur Services was $11.4 million and $7.4 million for the three months ended December 31, 2021 and 2020, respectively, reflecting an increase in volumes and margins experienced in both our fertilizer and sulfur divisions.

NATURAL GAS LIQUIDS ("NGL")

NGL operating income was $12.2 million and $1.5 million for the three months ended December 31, 2021 and 2020, respectively.

Adjusted segment EBITDA for NGL was $12.8 million and $2.0 million for the three months ended December 31, 2021 and 2020, respectively, primarily as a result of increased margins in our butane optimization business. In the fourth quarter of 2020, we experienced reduced demand in our butane optimization business due to the impact of COVID-19 on refinery utilization and backwardation of the forward price curve delaying refinery purchases causing misalignment of our physical sales and financially hedged volumes.

UNALLOCATED SELLING, GENERAL AND ADMINISTRATIVE EXPENSE ("USGA")

USGA expenses included in operating income were $4.3 million and $4.6 million for the three months ended December 31, 2021 and 2020, respectively.

USGA expenses included in adjusted EBITDA were $4.3 million for both the three months ended December 31, 2021 and 2020, remaining consistent period over period.

CAPITALIZATION

At December 31, 2021, the Partnership had $506 million of total debt outstanding, including $160 million drawn on its $275 million revolving credit facility, $54 million of senior secured 1.5 lien notes due 2024 and $292 million of senior secured second lien notes due 2025. At December 31, 2021, the Partnership had liquidity of approximately $93 million from available capacity under its revolving credit facility, an increase of $67 million from September 30, 2021. The Partnership’s adjusted leverage ratio, as calculated under the revolving credit facility, was 4.2 times and 5.5 times on December 31, 2021 and September 30, 2021, respectively. The Partnership was in compliance with all debt covenants as of December 31, 2021.

RESULTS OF OPERATIONS

The Partnership had net income of $10.8 million, or $0.27 per limited partner unit, for the three months ended December 31, 2021. The Partnership had a net loss of $2.6 million, a loss of $0.06 per limited partner unit, for the three months ended December 31, 2020. Adjusted EBITDA was $39.7 million for the three months ended December 31, 2021 compared to $17.4 million for the three months ended December 31, 2020. Net cash provided by operating activities was $48.1 million for the three months ended December 31, 2021 compared to $45.6 million for the three months ended December 31, 2020. Distributable cash flow was $19.3 million for the three months ended December 31, 2021 compared to $0.8 million for the three months ended December 31, 2020.

The Partnership had a net loss of $0.2 million, a loss of $0.01 per limited partner unit, for the year ended December 31, 2021. The Partnership had a net loss of $6.8 million, a loss of $0.17 per limited partner unit, for the year ended December 31, 2020. Adjusted EBITDA was $114.5 million for the year ended December 31, 2021 compared to $94.9 million for the year ended December 31, 2020. Net cash provided by operating activities was $35.7 million for the year ended December 31, 2021 compared to $64.8 million for the year ended December 31, 2020, primarily due to an increase in working capital offset by improved financial performance. Distributable cash flow was $44.6 million for the year ended December 31, 2021 compared to $39.7 million for the year ended December 31, 2020.

Revenues were $285.9 million for the three months ended December 31, 2021 compared to $180.1 million for the three months ended December 31, 2020. Revenues were $882.4 million for the year ended December 31, 2021 compared to $672.1 million for the year ended December 31, 2020.

EBITDA, adjusted EBITDA, distributable cash flow and adjusted free cash flow are non-GAAP financial measures which are explained in greater detail below under the heading "Use of Non-GAAP Financial Information." The Partnership has also included below a table entitled "Reconciliation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow" in order to show the components of these non-GAAP financial measures and their reconciliation to the most comparable GAAP measurement.

An attachment included in the Current Report on Form 8-K to which this announcement is included, contains a comparison of the Partnership’s adjusted EBITDA for the fourth quarter 2021 to the Partnership's adjusted EBITDA for the fourth quarter 2020.

2022 FINANCIAL GUIDANCE

The Partnership expects to generate adjusted EBITDA between $100 million and $110 million for full-year 2022. Guidance assumptions include a slight contraction in margins as supply chain disruptions and inflation impact all segments with margin-based business lines. Offsetting these negative items, we expect land transportation rates will continue to increase due to a tight driver market and supply chain disruptions, and anticipate increasing utilization in our inland marine division and the benefit of a full year term contract for our offshore unit.

Distributable cash flow is expected to be between $31 million and $41 million for full-year 2022. Adjusted free cash flow is expected to be between $23 million and $33 million, or approximately $22 million to $32 million after distributions.

MMLP does not intend at this time to provide financial guidance beyond 2022.

The Partnership has not provided comparable GAAP financial information on a forward-looking basis because it would require the Partnership to create estimated ranges on a GAAP basis, which would entail unreasonable effort as the adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with a reasonable degree of certainty but may include, among others, costs related to debt amendments and unusual charges, expenses and gains. Some or all of those adjustments could be significant.

2021 K-1 TAX PACKAGES

The MMLP K-1 tax packages are expected to be available online through our website at www.mmlp.com or www.taxpackagesupport.com/martinmidstream on or before February 28, 2022. Mailing of the tax packages is currently expected to be complete the week of March 7, 2022. In an effort to be environmentally friendly, the Partnership encourages its unitholders to sign up for electronic delivery of their MMLP tax package.

INVESTORS CONFERENCE CALL

Date: Thursday, February 17, 2022
Time: 8:00 a.m. CT (please dial in by 7:55 a.m.)
Dial In #: (888) 330-2398
Conference ID: 8536096

Replay Dial In # (800) 770-2030 – Conference ID: 8536096

A webcast of the conference call will also be available by visiting the Events and Presentations section under Investor Relations on our website at www.MMLP.com.

About Martin Midstream Partners

MMLP, headquartered in Kilgore, Texas, is a publicly traded limited partnership with a diverse set of operations focused primarily in the Gulf Coast region of the United States. MMLP’s primary business lines include: (1) terminalling, processing, storage, and packaging services for petroleum products and by-products; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) natural gas liquids marketing, distribution, and transportation services. To learn more, visit www.MMLP.com. Follow Martin Midstream Partners L.P. on LinkedIn and Facebook.

Forward-Looking Statements

Statements about the Partnership’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the current and potential impacts of the COVID-19 pandemic generally (including variants of the virus), on an industry-specific basis, and on the Partnership’s specific operations and business, (ii) the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, and (iii) other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission (the “SEC”). The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.

Use of Non-GAAP Financial Information

To assist the Partnership's management in assessing its business, it uses the following non-GAAP financial measures: earnings before interest, taxes, and depreciation and amortization ("EBITDA"), adjusted EBITDA (as defined below) distributable cash flow available to common unitholders (“distributable cash flow”), and free cash flow after growth capital expenditures and principal payments under finance lease obligations ("adjusted free cash flow"). The Partnership's management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") to analyze its performance.

Certain items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as cost of capital and historical costs of depreciable assets.

EBITDA and Adjusted EBITDA. The Partnership defines adjusted EBITDA as EBITDA before unit-based compensation expenses, gains and losses on the disposition of property, plant and equipment, impairment and other similar non-cash adjustments. Adjusted EBITDA is used as a supplemental performance and liquidity measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts, and others, to assess:

•the financial performance of the Partnership's assets without regard to financing methods, capital structure, or historical cost basis;
•the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, and make cash distributions to its unitholders; and
•its operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing methods or capital structure.

The GAAP measures most directly comparable to adjusted EBITDA are net income (loss) and net cash provided by (used in) operating activities. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), net cash provided by (used in) operating activities, or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA in the same manner.

Adjusted EBITDA does not include interest expense, income tax expense, and depreciation and amortization. Because the Partnership has borrowed money to finance its operations, interest expense is a necessary element of its costs and its ability to generate cash available for distribution. Because the Partnership has capital assets, depreciation and amortization are also necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, the Partnership believes that it is important to consider net income (loss) and net cash provided by (used in) operating activities as determined under GAAP, as well as adjusted EBITDA, to evaluate its overall performance.

Distributable Cash Flow. The Partnership defines distributable cash flow as net cash provided by (used in) operating activities less cash received (plus cash paid) for closed commodity derivative positions included in accumulated other comprehensive income (loss), plus changes in operating assets and liabilities which (provided) used cash, less maintenance capital expenditures and plant turnaround costs. Distributable cash flow is a significant performance measure used by the Partnership's management and by external users of its financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions it expects to pay unitholders. Distributable cash flow is also an important financial measure for the Partnership's unitholders since it serves as an indicator of its success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a unit of such an entity is generally determined by the unit's yield, which in turn is based on the amount of cash distributions the entity pays to a unitholder.

Adjusted Free Cash Flow. The Partnership defines adjusted free cash flow as distributable cash flow less growth capital expenditures and principal payments under finance lease obligations. Adjusted free cash flow is a significant performance measure used by the Partnership's management and by external users of its financial statements and represents how much cash flow a business generates during a specified time period after accounting for all capital expenditures, including expenditures for growth and maintenance capital projects. The Partnership believes that adjusted free cash flow is important to investors, lenders, commercial banks and research analysts since it reflects the amount of cash available for reducing debt, investing in additional capital projects, paying distributions, and similar matters. The Partnership's calculation of adjusted free cash flow may or may not be comparable to similarly titled measures used by other entities.

The GAAP measure most directly comparable to distributable cash flow and adjusted free cash flow is net cash provided by (used in) operating activities. Distributable cash flow and adjusted free cash flow should not be considered alternatives to, or more meaningful than, net income (loss), operating income (loss), net cash provided by (used in) operating activities, or any other measure of liquidity presented in accordance with GAAP. Distributable cash flow and adjusted free cash flow have important limitations because they exclude some items that affect net income (loss), operating income (loss), and net cash provided by (used in) operating activities. Distributable cash flow and adjusted free cash flow may not be comparable to similarly titled measures of other companies because other companies may not calculate these non-GAAP metrics in the same manner. To compensate for these limitations, the Partnership believes that it is important to consider net cash provided by (used in) operating activities determined under GAAP, as well as distributable cash flow and adjusted free cash flow, to evaluate its overall liquidity.

Contact:

Sharon Taylor - Vice President & Chief Financial Officer
(877) 256-6644
ir@martinmlp.com

MMLP-F

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2021	2020
Assets
Cash	$52	$4,958
Trade and accrued accounts receivable, less allowance for doubtful accounts of $311 and $261, respectively	84,199	52,748
Inventories	62,120	54,122
Due from affiliates	14,409	14,807
Other current assets	12,908	8,991
Total current assets	173,688	135,626

Property, plant and equipment, at cost	898,770	889,108
Accumulated depreciation	(553,300)	(509,237)
Property, plant and equipment, net	345,470	379,871

Goodwill	16,823	16,823
Right-of-use assets	21,861	22,260
Deferred income taxes, net	19,821	22,253
Intangibles and other assets, net	2,198	2,805
	$579,861	$579,638
Liabilities and Partners’ Capital (Deficit)
Current portion of long term debt and finance lease obligations	$280	$31,497
Trade and other accounts payable	70,342	51,900
Product exchange payables	1,406	373
Due to affiliates	1,824	435
Income taxes payable	385	556
Fair value of derivatives	—	207
Other accrued liabilities	29,850	34,407
Total current liabilities	104,087	119,375

Long-term debt, net	498,871	484,597
Finance lease obligations	9	289
Operating lease liabilities	15,704	15,181
Other long-term obligations	9,227	7,067
Total liabilities	627,898	626,509
Commitments and contingencies
Partners’ capital (deficit)	(48,853)	(46,871)
Accumulated other comprehensive income	816	—
Total partners’ capital (deficit)	(48,037)	(46,871)
	$579,861	$579,638

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

	Year Ended December 31,
	2021	2020	2019
Revenues:
Terminalling and storage *	$75,223	$80,864	$87,397
Transportation *	144,314	132,492	159,622
Sulfur services	11,799	11,659	11,434
Product sales: *
Natural gas liquids	414,043	247,479	366,502
Sulfur services	133,243	96,348	99,906
Terminalling and storage	103,809	103,300	122,257
	651,095	447,127	588,665
Total revenues	882,431	672,142	847,118

Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Natural gas liquids *	362,706	215,895	325,376
Sulfur services *	89,134	58,515	65,893
Terminalling and storage *	81,258	82,516	101,526
	533,098	356,926	492,795
Expenses:
Operating expenses *	193,952	183,747	209,313
Selling, general and administrative *	41,012	40,900	41,433
Depreciation and amortization	56,751	61,462	60,060
Total costs and expenses	824,813	643,035	803,601
Other operating income (loss), net	(534)	12,488	14,587
Gain on involuntary conversion of property, plant and equipment	196	4,907	—
Operating income	57,280	46,502	58,104

Other income (expense):
Interest expense, net	(54,107)	(46,210)	(51,690)
Gain on retirement of senior unsecured notes	—	3,484	—
Loss on exchange of senior unsecured notes	—	(8,817)	—
Other, net	(4)	6	6
Total other income (expense)	(54,111)	(51,537)	(51,684)
Net income (loss) before taxes	3,169	(5,035)	6,420
Income tax expense	(3,380)	(1,736)	(1,900)
Income (loss) from continuing operations	(211)	(6,771)	4,520
Loss from discontinued operations, net of income taxes	—	—	(179,466)
Net loss	(211)	(6,771)	(174,946)
Less general partner's interest in net loss	4	135	3,499
Less (income) loss allocable to unvested restricted units	—	21	(41)
Limited partners' interest in net loss	$(207)	$(6,615)	$(171,488)

*Related Party Transactions Shown Below

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

*Related Party Transactions Included Above

	Year Ended December 31,
	2021	2020	2019
Revenues:
Terminalling and storage	$62,677	$63,823	$71,733
Transportation	20,046	21,997	24,243
Product sales	479	317	931
Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Sulfur services	9,980	10,519	10,765
Terminalling and storage	27,866	18,429	23,859
Expenses:
Operating expenses	78,607	80,075	88,194
Selling, general and administrative	32,924	32,886	32,622

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

	Year Ended December 31,
	2021	2020	2019
Allocation of net income (loss) attributable to:
Limited partner interest:
Continuing operations	$(207)	$(6,615)	$4,430
Discontinued operations	—	—	(175,918)
	$(207)	$(6,615)	$(171,488)
General partner interest:
Continuing operations	$(4)	$(135)	$91
Discontinued operations	—	—	(3,590)
	$(4)	$(135)	$(3,499)

Net income (loss) per unit attributable to limited partners:
Basic:
Continuing operations	$(0.01)	$(0.17)	$0.11
Discontinued operations	—	—	(4.55)
	$(0.01)	$(0.17)	$(4.44)

Weighted average limited partner units - basic	38,689	38,657	38,659

Diluted:
Continuing operations	$(0.01)	$(0.17)	$0.11
Discontinued operations	—	—	(4.55)
	$(0.01)	$(0.17)	$(4.44)

Weighted average limited partner units - diluted	38,689	38,657	38,659

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands

	Year Ended December 31,
	2021	2020	2019

Net loss	$(211)	$(6,771)	$(174,946)
Changes in fair values of commodity cash flow hedges	$816	$—	$—
Comprehensive income (loss)	$605	$(6,771)	$(174,946)

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CAPITAL
(Dollars in thousands)

		Partners’ Capital (Deficit)
	Parent Net Investment	Common		General Partner Amount	Accumulated Other Comprehensive Income
		Units	Amount			Total
Balances – December 31, 2018	$23,720	39,032,237	$258,085	$6,627	$—	288,432

Net loss	—	—	(171,447)	(3,499)	—	(174,946)
Issuance of common units, net	—	—	(289)	—	—	(289)
Issuance of time-based restricted units	—	16,944	—	—	—	—
Forfeiture of restricted units	—	(154,288)	—	—	—	—
Cash distributions	—	—	(48,111)	(982)	—	(49,093)
Excess carrying value of the assets over the purchase price paid by Martin Resource Management	—	—	(102,393)	—	—	(102,393)
Deferred taxes on acquired assets and liabilities	—	—	24,781		—	24,781
Unit-based compensation	—	—	1,424	—	—	1,424
Purchase of treasury units	—	(31,504)	(392)	—	—	(392)
Contribution to parent	(23,720)	—	—	—	—	(23,720)
Balances – December 31, 2019	—	38,863,389	(38,342)	2,146	—	(36,196)

Net loss	—	—	(6,636)	(135)	—	(6,771)
Issuance of time-based restricted units	—	81,000	—	—	—	—
Forfeiture of restricted units	—	(85,467)	—	—	—	—
Cash distributions	—	—	(5,211)	(106)	—	(5,317)
Unit-based compensation	—	—	1,422	—	—	1,422
Purchase of treasury units	—	(7,748)	(9)	—	—	(9)
Balances – December 31, 2020	—	38,851,174	(48,776)	1,905	—	(46,871)

Net loss	—	—	(207)	(4)	—	(211)
Issuance of time-based restricted units	—	42,168	—	—	—	—
Forfeiture of restricted units	—	(83,436)	—	—	—	—
General partner contribution	—	—	—	3	—	3
Cash distributions	—	—	(775)	(16)	—	(791)
Changes in fair values of commodity cash flow hedges	—	—	—	—	816	816
Excess purchase price over carrying value of acquired assets	—	—	(1,350)	—	—	(1,350)
Unit-based compensation	—	—	384	—	—	384
Purchase of treasury units	—	(7,156)	(17)	—	—	(17)
Balances – December 31, 2021	$—	38,802,750	$(50,741)	$1,888	$816	$(48,037)

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net loss	$(211)	$(6,771)	$(174,946)
Less: Loss from discontinued operations	—	—	179,466
Net income (loss) from continuing operations	(211)	(6,771)	4,520
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	56,751	61,462	60,060
Amortization and write-off of deferred debt issue costs	3,367	3,422	4,041
Amortization of premium on notes payable	—	(191)	(306)
Deferred income tax expense	2,432	1,169	1,360
(Gain) loss on disposition or sale of property, plant, and equipment	534	(9,788)	(13,332)
Gain on involuntary conversion of property, plant and equipment	(196)	(4,907)	—
Gain on retirement of senior unsecured notes	—	(3,484)	—
Non-cash impact related to exchange of senior unsecured notes	—	(749)	—
Derivative income	5,593	8,209	5,137
Net cash paid for commodity derivatives	(4,984)	(8,669)	(4,466)
Unit-based compensation	384	1,422	1,424
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts and other receivables	(31,448)	30,741	62
Product exchange receivables	—	—	166
Inventories	(8,334)	5,264	21,493
Due from affiliates	398	2,932	1,822
Other current assets	(3,552)	(5,733)	(254)
Trade and other accounts payable	14,331	(7,318)	(898)
Product exchange payables	1,033	(3,949)	(7,781)
Due to affiliates	1,389	(1,035)	(1,469)
Income taxes payable	(171)	84	27
Other accrued liabilities	(2,236)	4,144	(3,017)
Change in other non-current assets and liabilities	649	(1,470)	(543)
Net cash provided by continuing operating activities	35,729	64,785	68,046
Net cash provided by discontinued operating activities	—	—	7,769
Net cash provided by operating activities	35,729	64,785	75,815
Cash flows from investing activities:
Payments for property, plant, and equipment	(16,059)	(28,622)	(30,621)
Acquisitions, net of cash acquired	—	—	(23,720)
Payments for plant turnaround costs	(4,109)	(1,478)	(5,677)
Proceeds from sale of property, plant, and equipment	643	25,154	20,660
Proceeds from involuntary conversion of property, plant and equipment	284	7,550	5,031
Net cash provided by (used in) continuing investing activities	(19,241)	2,604	(34,327)
Net cash provided by discontinued investing activities	—	—	209,155
Net cash provided by (used in) investing activities	(19,241)	2,604	174,828
Cash flows from financing activities:
Payments of long-term debt	(333,790)	(333,637)	(724,000)
Payments under finance lease obligations	(2,707)	(4,562)	(5,514)
Proceeds from long-term debt	316,500	282,019	638,000
Proceeds from issuance of common units, net of issuance related costs	—	—	(289)
General partner contributions	3	—	—
Excess purchase price over carrying value of acquired assets	—	—	(102,393)
Purchase of treasury units	(17)	(9)	(392)
Payments of debt issuance costs	(592)	(3,781)	(4,406)
Cash distributions paid	(791)	(5,317)	(49,093)
Net cash used in financing activities	(21,394)	(65,287)	(248,087)

Net increase (decrease) in cash	(4,906)	2,102	2,556
Cash at beginning of year	4,958	2,856	300
Cash at end of year	$52	$4,958	$2,856

MARTIN MIDSTREAM PARTNERS L.P.
SEGMENT OPERATING INCOME
(Dollars and volumes in thousands, except BBL per day)

Terminalling and Storage Segment

    Comparative Results of Operations for the Years Ended December 31, 2021 and 2020

	Year Ended December 31,		Variance	Percent Change
	2021	2020
	(In thousands)
Revenues:
Services	$81,762	$87,661	$(5,899)	(7)%
Products	103,867	103,380	487	—%
Total revenues	185,629	191,041	(5,412)	(3)%

Cost of products sold	83,081	87,495	(4,414)	(5)%
Operating expenses	52,972	50,421	2,551	5%
Selling, general and administrative expenses	6,052	6,159	(107)	(2)%
Depreciation and amortization	28,210	29,489	(1,279)	(4)%
	15,314	17,477	(2,163)	(12)%
Other operating income (loss), net	(48)	6,429	(6,477)	(101)%
Gain on involuntary conversion of property, plant and equipment	196	63	133	211%
Operating income	$15,462	$23,969	$(8,507)	(35)%

Shore-based throughput volumes (guaranteed minimum) (gallons)	80,000	80,000	—	—%
Smackover refinery throughput volumes (guaranteed minimum BBL per day)	6,500	6,500	—	—%

Transportation Segment

Comparative Results of Operations for the Years Ended December 31, 2021 and 2020

	Year Ended December 31,		Variance	Percent Change
	2021	2020
	(In thousands)
Revenues	$161,180	$150,285	$10,895	7%
Operating expenses	129,449	122,064	7,385	6%
Selling, general and administrative expenses	7,670	8,245	(575)	(7)%
Depreciation and amortization	15,719	17,505	(1,786)	(10)%
	8,342	2,471	5,871	238%
Other operating income (loss), net	74	(690)	764	111%
Operating income	$8,416	$1,781	$6,635	373%

MARTIN MIDSTREAM PARTNERS L.P.
SEGMENT OPERATING INCOME
(Dollars and volumes in thousands, except BBL per day)

Sulfur Services Segment

    Comparative Results of Operations for the Years Ended December 31, 2021 and 2020

	Year Ended December 31,		Variance	Percent Change
	2021	2020
	(In thousands)
Revenues:
Services	$11,799	$11,659	$140	1%
Products	133,243	96,361	36,882	38%
Total revenues	145,042	108,020	37,022	34%

Cost of products sold	95,287	62,920	32,367	51%
Operating expenses	10,203	10,891	(688)	(6)%
Selling, general and administrative expenses	5,284	4,791	493	10%
Depreciation and amortization	10,432	12,012	(1,580)	(13)%
	23,836	17,406	6,430	37%
Other operating income, net	129	6,751	(6,622)	(98)%
Gain on involuntary conversion of property, plant and equipment	—	4,844	(4,844)	(100)%
Operating income	$23,965	$29,001	$(5,036)	(17)%

Sulfur (long tons)	456.0	642.0	(186.0)	(29)%
Fertilizer (long tons)	301.0	275.0	26.0	9%
Sulfur services volumes (long tons)	757.0	917.0	(160.0)	(17)%

Natural Gas Services Segment

    Comparative Results of Operations for the Years Ended December 31, 2021 and 2020

	Year Ended December 31,		Variance	Percent Change
	2021	2020
	(In thousands)
Products Revenues	$414,043	$247,484	166,559	67%
Cost of products sold	375,239	228,345	146,894	64%
Operating expenses	4,061	3,008	1,053	35%
Selling, general and administrative expenses	6,098	4,013	2,085	52%
Depreciation and amortization	2,390	2,456	(66)	(3)%
	26,255	9,662	16,593	172%
Other operating loss, net	(689)	(2)	(687)	(34,350)%
Operating income	$25,566	$9,660	$15,906	165%

NGLs Volumes (barrels)	7,121	7,878	(757)	(10)%

Non-GAAP Financial Measures

The following table reconciles the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the quarter and years ended December 31, 2021 and 2020, which represents EBITDA, Adjusted EBITDA, Distributable Cash Flow, and Adjusted Free Cash Flow.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net income (loss)	$10,801	$(2,564)	$(211)	$(6,771)
Adjustments:
Interest expense	13,735	13,965	54,107	46,210
Income tax expense	1,269	226	3,380	1,736
Depreciation and amortization	13,889	15,604	56,751	61,462
EBITDA	39,694	27,231	114,027	102,637
Adjustments:
(Gain) loss on disposition of property, plant and equipment	(76)	(9,941)	534	(9,788)
Gain on involuntary conversion of property, plant and equipment	(10)	(384)	(196)	(4,907)
Gain on retirement of senior unsecured notes	—	—	—	(3,484)
Loss on exchange of senior unsecured notes	—	301	—	8,817
Unrealized mark-to-market on commodity derivatives	—	(184)	(207)	(460)
Non-cash insurance related accruals	—	—	—	250
Lower of cost or market adjustments	—	—	—	370
Unit-based compensation	48	352	384	1,422
Adjusted EBITDA	39,656	17,375	114,542	94,857

Reconciliation of Net Cash provided by Operating Activities to Adjusted EBITDA, Distributable Cash Flow, and Adjusted Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net cash provided by operating activities	$48,135	$45,635	$35,729	$64,785
Interest expense (1)	12,953	13,217	50,740	42,979
Current income tax expense	256	259	948	567
Lower of cost or market adjustments	—	—	—	370
Loss on exchange of senior unsecured notes	—	301	—	8,817
Non-cash impact related to exchange of senior unsecured notes	—	—	—	749
Non-cash insurance related accrual	—	—	—	250
Net cash (received) paid for closed commodity derivative positions included in AOCI	(1,766)	—	(816)	—
Changes in operating assets and liabilities which (provided) used cash:
Accounts and other receivables, inventories, and other current assets	(21,579)	(25,820)	42,936	(33,204)
Trade, accounts and other payables, and other current liabilities	2,103	(16,995)	(14,346)	8,074
Other	(446)	778	(649)	1,470
Adjusted EBITDA	39,656	17,375	114,542	94,857
Adjustments:
Interest expense	(13,735)	(13,965)	(54,107)	(46,210)
Income tax expense	(1,269)	(226)	(3,380)	(1,736)
Deferred income taxes	1,013	(33)	2,432	1,169
Amortization of debt premium	—	—	—	(191)
Amortization of deferred debt issuance costs	782	748	3,367	3,422
Payments for plant turnaround costs	(1,430)	(841)	(4,109)	(1,478)
Maintenance capital expenditures	(5,729)	(2,256)	(14,115)	(10,138)
Distributable cash flow	19,288	802	44,630	39,695
Principal payments under finance lease obligations	(59)	(540)	(2,707)	(4,559)
Expansion capital expenditures	(1,361)	(945)	(4,705)	(10,828)
Adjusted free cash flow	17,868	(683)	37,218	24,308
(1) Net of amortization of debt issuance costs and discount and premium, which are included in interest expense but not included in net cash provided by operating activities.